Exhibit 10.41

Finder’s Fee Agreement

This Agreement confirms the engagement of Harbin Israel (Trading) Ltd, at The British Virgin Islands (“Finder”) to act as an advisor for Wize Pharma Ltd., a company organized under the laws of Israel, having its registered office at 2 Hamenofim St., Herzliya, Israel (the “Company”) on a best efforts basis, in order to assist the Company in connection with finding potential Buyer of it’s products (“Transaction”).

1.	Engagement

1.1.	The Company hereby engages Finder, on a non-exclusive basis, for the purpose of identification of, active negotiations with, and introduction to third parties with whom to conclude a Transaction and for the purpose of defining the structure of the Transaction, presentation of the Transaction, negotiations with potential buyer and concluding the Transaction realization, subject to the terms and conditions set forth herein (the “Services”). Prospective buyer that Finder may introduce to the Company and to be covered by the terms of this Agreement whose names shall be listed and pre signed by both Finder and Company (each, a “Potential Lead”). The Company and the Finder may agree to amend the list of Potential Leads specified in list of Potential Lead from time to time, in writing or by e-mail, and any additional entities or individuals so added shall also be considered Potential Leads hereunder.

1.2.	Finder shall use its best efforts, experience and connections to introduce the Company to the Potential Leads and assist the Company in concluding a Transaction with Potential Leads.

1.3.	The Company retains sole and absolute discretion whether to enter into any negotiations or agreement with any Potential Lead referred to it by Finder, and with regard to the terms of such negotiations or agreements, and the Company alone shall be authorized to conduct any negotiations and to enter into any agreement with any Potential Lead at the Company’s discretion.

1.4.	Finder undertakes (i) not to make any representations, warranties or guarantees or incur any obligations in the name of or on behalf of the Company, whether verbal or written, without the Company’s prior written approval; (ii) to provide the Company with periodic reports and to provide any information reasonably requested by the Company from time to time, in connection with its activities hereunder.

2.	Consideration; Expenses

2.1.	In the event that the Company shall enter into a written and binding contract with any Potential Lead, or (a “Commission Contract”), Finder shall be entitled to receive a consideration (“Success Fee”) equal to 5% (five percent) of any actual amounts received by the Company from the Potential Lead pursuant to the Commission Contract.

The above-mentioned Success Fee will be paid to the Finder during the hole implementation period of potential lead payments even if this agreement will be terminated.

Payment shall be in cash or in kind, identical to the currency received by the Company.

2.2.	All expenses incurred by each party shall be borne by that party respectively.

2.3.	The Success Fee provided in this Section 2 shall be the sole and complete consideration, compensation or payment of any kind to which Finder shall be entitled in connection with the transactions contemplated by this Agreement. Success Fees will be paid to Finder not later than thirty (30) days following the actual receipt of the proceeds by the Company. Following each payment made by the Company to the Finder, the Finder shall issue to the Company a pertinent tax invoice. Without derogating from the above, if the proceeds due to the Company are payable in installments, the respective Success Fee shall be paid to Finder within thirty (30) days following the actual receipt by the Company of each such installment.

2.4.	The Company shall not be liable for any tax due on the Success Fee (other than VAT) and shall be entitled to withhold and deduct, if so required, any such tax from any payment or consideration due to Finder hereunder.

3.	Term and Termination

This Agreement shall become effective for a period commencing on the date hereof and for a period of twelve (12) months thereafter, unless terminated as provided below (the “Term”). Either party will be entitled to terminate this Agreement in its sole discretion by giving prior written notice of twenty-one (21) days to the other party. Termination shall not relieve the Company from any payment obligations to Finder under this Agreement, to the extent set forth herein. This agreement is subject to approval of Company’s board of directors.

4.	Confidentiality

During the Term of this Agreement and and for a period of five years thereafter, the Finder shall keep the Company’s confidential information in confidence and shall not disclose it or make it available or allow its exposure to any person and entity. The Finder shall not use such confidential information for any purpose other than as authorized in writing by the Company, if authorized, and for purposes of carrying out its obligations hereunder. Finder will maintain in confidentiality and take reasonable precautions to prevent the unauthorized use or dissemination of the Company’s confidential information.

Confidential information shall include all information of confidential nature, disclosed in writing, orally or in electronic form by the Company in the framework of this Agreement to Finder.

5.	Indemnification

The Company agrees to hold Finder harmless of and indemnify Finder against any and all losses, claims, damages, liabilities, costs or expenses arising out of any action or cause of action brought against Finder in connection with its rendering of the Services (including, without limitation, in connection with financial and other information relating to the Company and/or its business, and the terms of any Transaction), except for any losses, claims, damages, liabilities, costs or expenses resulting from Finder’s willful misconduct or negligence.

6.	Independent Contractor Status

The parties are independent contractors and this Agreement shall not be deemed to constitute either party as a partner, joint venturer, agent or employee of the other party. No party shall have the power or the authority to bind the other party and nothing in this Agreement shall be deemed to confer such power or authority on any party.

7.	Representation

The parties represent and warrant to each other that the execution and delivery by it of this Agreement, the consummation by it of the transactions contemplated hereby and the performance of its obligations hereunder are not in violation or breach of, and will not conflict with or constitute a default under any license, permit, contract, agreement or commitment to which it is a party or by which it is bound.

8.	Miscellaneous

8.1.	Headings used in this Agreement are for convenience purposes and shall not be used for the interpretation of this Agreement. This Agreement, including all the exhibits hereto, constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements with respect to the subject matter hereof, if any, between the parties. No amendment to this Agreement shall be effective unless it is in writing and signed by both parties.

8.2.	The failure of either party at any time to require the performance by the other party of any provision of this Agreement shall not affect in any way the right to require such performance at any later time, nor shall it be considered as an implied waiver of that provision, such waiver of any term of this Agreement can only be made by a signed instrument in writing.

8.3.	All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, or by registered mail (to the address set forth in the beginning of this Agreement), or by email (if to the Company to e-mail or@wizepharma.com; if to Finder to e-mail josephAmitrelli.com). All notices and other communications delivered in person shall be deemed to have been given on the date of actual delivery; those sent by registered mail shall be deemed to have been given 3 days after being posted in an Israeli post office, and those given by email or facsimile transmission shall be deemed to have been given on the date of transmittal as confirmed by e-mail transmission report (provided that such date is a business day in the country of receipt and if not, the next business day).

8.4.	This Agreement shall be binding upon and inure to the parties’ successors in interest and assigns. The Finder may assign his rights and obligations hereunder exclusively to a company wholly-owned by him, provided that such company agrees to be bound by the terms and conditions of this Agreement. The Company shall not assign any of its rights and/or obligations in connection with this Agreement without the prior written consent of Finder, except that upon a sale, merger or other consolidation of the Company or any of its operating divisions or all or substantially all of its assets, it may assign this Agreement to the surviving or acquiring entity, as applicable.

8.5.	This Agreement shall be governed in all respects by and construed under the laws of the State of London, England without giving effect to its conflict of law principles. Exclusive jurisdiction and venue for all disputes arising from this Agreement shall be to the competent courts of London, England, Israel, to the exclusion of the jurisdiction of any other court.

8.6.	In the event that any provision of this Agreement or part thereof shall be determined by the competent court to be unenforceable, because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining part of such provision shall not be affected, and the rights and obligations of the parties shall be construed and enforced such to reflect the maximum extent permitted by law.

8.7.	Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same Agreement.

IN WITNESS THEREOF the parties hereto have executed this Agreement by their authorized representatives as of the Effective Date.

Date:	June 19, 2017

Wise Pharma Ltd		Harbin Israel (Trading) Ltd

By:	/s/ Or Eisenberg	By:	/s/ Joseph Zarzewsky

Title:	CFO & CEO	Title:	MANAGER